India Globalization Capital, Inc. Extends the Program for Early Exercise of Warrants To Purchase Common Stock

BETHESDA, Md., January 6, 2009 -- India Globalization Capital, Inc. ("IGC" or the "Company"), (Amex: IGC.U , IGC.WS, IGC), a company developing infrastructure in India, is extending its offer for the early exercise of warrants to purchase common stock to expire on Friday January 9, 2009 at 5:00 p.m. EST.

The Company is offering the holders of all 22,609,000 outstanding, publicly traded warrants (" Public Warrants") and of 1,190,000 warrants issued by the Company in private placements (the ''Private Warrants'' and collectively with the Public Warrants, the "Warrants") the opportunity, for a limited time, to acquire shares of common stock. IGC is modifying the terms of the Warrants to (1) permit, instead of paying the purchase price of $5.00 in cash, the exchange of 5 Warrants and $0.55 for one share of Common Stock and (2) permit the exercise of a Warrant such that the Holder will receive one share of Common Stock in exchange for every 12 Warrants surrendered. Warrant holders may use one or both methods in exercising the warrants for Common Stock.

The offer commenced on Monday, November 24, 2008 at 4:01 p.m., EST, and will expire on Friday January 9, 2009 at 5:00 p.m., EST (the "Offer Period"). Upon termination of the offer, the original terms of the Warrants will be reinstituted, the Public Warrants will expire according to their terms on March 3, 2011 and the Private Warrants will expire according to their respective terms. This expiration could be accelerated by redemption as outlined in IGC's filings with the SEC related to the original issuance of the Warrants.

"We are making this offer to raise additional capital and reduce the number of Warrants outstanding. We believe the program is attractive to our Warrant holders and look forward to a substantial number of Warrants being exercised." Said Ram Mukunda, CEO of IGC.

The terms and conditions of the offer are set forth in the documentation distributed to record holders of IGC warrants (AMEX: IGC.WS) and IGC units (AMEX: IGC.U) as of November 24, 2008, as supplemented on December 22, 2008.

A copy of the offering document and supplement number one relating to the offer may be obtained from Morrow & Co., LLC, the Information Agent for the offering. Morrow's telephone number for bankers and brokers is (800) 662-5200 and for holders of Warrants is (800) 607-0088. Please contact the Information Agent with any questions regarding the offering.

The foregoing reference to the offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in IGC or any of its subsidiaries.

Investors and security holders are urged to read the following documents filed with the SEC, as amended from time to time, relating to the offer as they contain important information: (1) the Company's registration statement on Form S-1; (2) the Schedule TO, as amended, and (3) IGC’s offer letter to warrant holders, as supplemented by supplement number 1 to the offer letter. These and any other documents relating to the offer, when they are filed with the SEC, may be obtained at the SEC's website at www.sec.gov, or from the Information Agent as noted above.

About IGC

Based in Bethesda, Maryland, IGC operates through two infrastructure companies in India, Sricon Infrastructure Private Limited ("Sricon") and Techni Bharathi, Limited ("TBL"). IGC owns sixty-three percent of Sricon and seventy-seven percent of TBL. IGC through its subsidiaries in India has three lines of business: 1) Highway and other heavy construction, 2) mining & quarrying and 3) civil construction and engineering of high temperature plants. The Company's medium term plans are to expand each of these lines of business.

IGC's operations are based in India. The company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi and Bangalore. Copies of the Form S-1 and IGC's other filings with the SEC containing information about IGC, our Indian operations and other relevant documents, are available at no charge at the SEC's Internet site (http://www.sec.gov). For more information about IGC, visit the company's web site at www.indiaglobalcap.com.

Forward-Looking Statements:

This press release may contain forward-looking statements. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully execute on the contracts and business plan, (ii) our ability to raise additional capital and the structure of such capital including the exercise of warrants, and (iii) changes in the exchange rate between the US dollar and the Indian Rupee. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's registration statement on Form S-1.

Contact:

Sid Somarriba
India Globalization Capital, Inc.
+1-301-983-0998
info@indiaglobalcap.com
http://www.indiaglobalcap.com

Investor Relations:

RedChip Companies, Inc.
Jon Cunningham, 1-800-733-2447, Ext. 107
Or, Dave Gentry, 1-800-733-2447, Ext. 104
info@redchip.com
http://www.redchip.com